Exhibit 7

RATIOS OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDEND REQUIREMENTS

	IFRS	IFRS	IFRS	IFRS	IFRS
	2007	2008	2009	2010	2011
Total interest expense from the banking operations	67,773	85,969	67,475	55,011	51,200
Other interest expenses	1,102	978	716	792	528
Interest credited on investment contracts and universal life-type contracts (FAS 97)	2,879	(709)	(1,336)	353	339

Total interest expense	71,754	86,238	66,855	56,155	52,067

Capitalized interest during construction	—	1	98	0	—

Total Charges	71,754	86,239	66,953	56,156	52,067

Dividend in preference shares	—	—	—	—	—
Dividend in preference shares—TIER1 capital	—	—	—	—	—

Total Charges inclusive Dividend in preference shares	71,754	86,239	66,953	56,156	52,067

Pre tax profit	11,042	(1,486)	(1,525)	4,476	6,109
Total interest expense	71,754	86,239	66,855	56,155	52,067
Losses from investments accounted under the equity method	(3)	(469)	(582)	(30)	(33)

Total	82,793	84,284	64,748	60,602	58,143

Earnings to Fixed Charges:
Including Interest on Deposits	1.15	0.98	0.97	1.08	1.12
Earnings to Combined Fixed Charges and Preferred Stock
Dividend:
Including Interest on Deposits	1.15	0.98	0.97	1.08	1.12